UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 2)*


                           IDERA PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    44860M801
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                DECEMBER 31, 2005
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]       Rule 13d-1(b)

[X]       Rule 13d-1(c)

[ ]       Rule 13d-1(d)


------------------
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No.                                13G                 Page 2 of 12 Pages
----------------                                             -------------------


    1.      NAMES OF REPORTING PERSONS

            Great Point Partners, LLC

    2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a)     [ ]

            (b)     [ ]

--------------------------------------------------------------------------------
    3.      SEC USE ONLY

--------------------------------------------------------------------------------
    4.      CITIZENSHIP OR PLACE OF ORGANIZATION

            USA

                        5.    SOLE VOTING POWER
  NUMBER OF SHARES

    BENEFICIALLY        6.    SHARED VOTING POWER
                                                                 5,962,394
   OWNED BY EACH
                        7.    SOLE DISPOSITIVE POWER
  REPORTING PERSON

        WITH            8.    SHARED DISPOSITIVE POWER
                                                                 5,962,394

    9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     5,962,394

    10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES (See Instructions)                                        [ ]


    11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     5.29%

    12.     TYPE OF REPORTING PERSON (See Instructions)

                     OO

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CUSIP No.                                13G                 Page 3 of 12 Pages
----------------                                             -------------------


    1.      NAMES OF REPORTING PERSONS

            Biomedical Value Fund, L.P.

    2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a)     [ ]

            (b)     [ ]

--------------------------------------------------------------------------------
    3.      SEC USE ONLY

--------------------------------------------------------------------------------
    4.      CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware, USA

                        5.    SOLE VOTING POWER
  NUMBER OF SHARES

    BENEFICIALLY        6.    SHARED VOTING POWER
                                                                 3,082,211
   OWNED BY EACH
                        7.    SOLE DISPOSITIVE POWER
  REPORTING PERSON

        WITH            8.    SHARED DISPOSITIVE POWER
                                                                 3,082,211

    9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     3,082,211

    10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES (See  Instructions)                                       [ ]


    11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     2.75%

    12.     TYPE OF REPORTING PERSON (See Instructions)

                     PN

----------------                                             -------------------
CUSIP No.                                13G                 Page 4 of 12 Pages
----------------                                             -------------------


    1.      NAMES OF REPORTING PERSONS

            Great Point GP, LLC

    2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a)     [ ]

            (b)     [ ]

--------------------------------------------------------------------------------
    3.      SEC USE ONLY

--------------------------------------------------------------------------------
    4.      CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware, USA

                        5.    SOLE VOTING POWER
  NUMBER OF SHARES

    BENEFICIALLY        6.    SHARED VOTING POWER
                                                                 3,082,211
   OWNED BY EACH
                        7.    SOLE DISPOSITIVE POWER
  REPORTING PERSON

        WITH            8.    SHARED DISPOSITIVE POWER
                                                                 3,082,211

    9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     3,082,211

    10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES (See Instructions)                                        [ ]


    11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     2.75%

    12.     TYPE OF REPORTING PERSON (See Instructions)

                     OO

----------------                                             -------------------
CUSIP No.                                13G                 Page 5 of 12 Pages
----------------                                             -------------------



    1.      NAMES OF REPORTING PERSONS

            Biomedical Offshore Value Fund, Ltd.

    2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a)     [ ]

            (b)     [ ]

--------------------------------------------------------------------------------
    3.      SEC USE ONLY

--------------------------------------------------------------------------------
    4.      CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands

                        5.    SOLE VOTING POWER
  NUMBER OF SHARES

    BENEFICIALLY        6.    SHARED VOTING POWER
                                                                 2,880,183
   OWNED BY EACH
                        7.    SOLE DISPOSITIVE POWER
  REPORTING PERSON

        WITH            8.    SHARED DISPOSITIVE POWER
                                                                 2,880,183

    9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     2,880,183

    10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES (See Instructions)                                        [ ]


    11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     2.58%

    12.     TYPE OF REPORTING PERSON (See Instructions)

                     CO

----------------                                             -------------------
CUSIP No.                                13G                 Page 6 of 12 Pages
----------------                                             -------------------


    1.      NAMES OF REPORTING PERSONS

            Dr. Jeffrey R. Jay, M.D.

    2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
            (a)     [ ]

            (b)     [ ]


    3.      SEC USE ONLY

    4.      CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware, USA

                        5.    SOLE VOTING POWER
  NUMBER OF SHARES                                               349,200

    BENEFICIALLY        6.    SHARED VOTING POWER
                                                                 5,962,394
   OWNED BY EACH
                        7.    SOLE DISPOSITIVE POWER
  REPORTING PERSON

        WITH            8.    SHARED DISPOSITIVE POWER
                                                                 5,962,394

    9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                     6,311,594

    10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES (See Instructions)                                        [ ]


    11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                     5.6%

    12.     TYPE OF REPORTING PERSON (See Instructions)

                     IN

----------------                                             -------------------
CUSIP No.                                13G                 Page 7 of 12 Pages
----------------                                             -------------------


     ITEM 1.        NAMES OF REPORTING PERSONS

                    (a)      Idera Pharmaceuticals, Inc..

                    (b)      345 Vassar Street
                             Cambridge, MA 02139
                             U.S.A.


     ITEM 2.

                    (a)      Name of Person Filing
                                      Great Point Partners, LLC
                                      Biomedical Value Fund, L.P.
                                      Great Point GP, LLC
                                      Biomedical Offshore Value Fund, Ltd.
                                      Dr. Jeffrey R. Jay, M.D.

                    (b) Address of Principal Business Office, or if none, Residence
                                      2 Pickwick Plaza
                                      Suite 450
                                      Greenwich, CT 06830

                    (c)      Citizenship

                    Great Point Partners, LLC is a limited liability company organized under the laws of the State of Delaware. Biomedical Value Fund, L.P. is a limited partnership organized under the laws of the State of Delaware. Great Point GP, LLC is a limited liability company organized under the laws of the State of Delaware. Biomedical Offshore Value Fund, Ltd. is a limited liability corporation organized under the laws of the Cayman Islands. Dr. Jeffrey R. Jay, M.D. is a citizen of the United States.

                    (d)      Title of Class of Securities

                             Common Stock

                    (e)      CUSIP Number

                             44860M801

     ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.240.13D-1(b) OR 240.13D.2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                             Not Applicable.

                    (a)   [ ]   Broker or dealer registered under Section 15 of
                                the Act (15 U.S.C. 78o)

                    (b)   [ ]   Bank as defined in Section 3(a)(6) of the Act
                                (15 U.S.C. 78c).

                    (c)   [ ]   Insurance company as defined in Section 3(a)(19)
                                of the Act (15. U.S.C. 78c).

                    (d)   [ ]   Investment Company registered under Section 8 of
                                 the Investment Company Act of 1940
                                (15 U.S.C. 80a-8).

                    (e)   [ ]   An investment adviser in accordance with
                                ss.240.13d-1(b)(1)(ii)(E).

                    (f)   [ ]   An employee benefit plan or endowment fund in
                                accordance with ss.240.13d-1(b)(1)(ii)(F).

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CUSIP No.                                13G                 Page 8 of 12 Pages
----------------                                             -------------------


                    (g)   [ ]   A parent holding company or control person in
                                accordance with ss.240.13d-1(b)(1)(ii)(G).

                    (h)   [ ]   A savings associations as defined in Section
                                3(b) of the Federal Deposit Insurance Act (12
                                U.S.C. 1813).

                    (i)   [ ]   A church plan that is excluded from the
                                definition of an investment company under
                                Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

                    (j)   [ ]   Group, in accordance with
                                ss.240.13d-1(b)(1)(ii)(J).

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CUSIP No.                                13G                 Page 9 of 12 Pages
----------------                                             -------------------


     ITEM 4.        OWNERSHIP

                    Biomedical Value Fund, L.P. ("BVF") is the direct beneficial owner of 3,082,211 shares (the "BVF Shares"), consisting of 2,205,740 shares of Common Stock and warrants to purchase 876,471 shares of Common Stock. Great Point GP, LLC, is the general partner of BVF, and by virtue of such status may be deemed to be the beneficial owner of the BVF Shares. Great Point Partners, LLC is the investment manager of BVF, and by virtue of such status may be deemed to be the beneficial owner of the BVF Shares. Dr. Jeffrey R. Jay, M.D. has voting and investment power with respect to the BVF Shares, and therefore may be deemed to be the beneficial owner of the BVF Shares.

                    Biomedical Offshore Value Fund, Ltd. ("BOVF") is the direct beneficial owner of 2,880,183 shares (the "BOVF Shares"), consisting of 2,205,660 shares of Common Stock and warrants to purchase 674,523 shares of Common Stock. Great Point Partners, LLC is the investment manager of BOVF, and by virtue of such status may be deemed to be the beneficial owner of the BOVF Shares. Dr. Jeffrey R. Jay, M.D. has voting and investment power with respect to the BOVF Shares, and therefore may be deemed to be the beneficial owner of the BOVF Shares.

                    Notwithstanding the above, Great Point Partners, LLC and Dr. Jay disclaim beneficial ownership of the BVF Shares and the BOVF Shares and Great Point GP, LLC disclaims beneficial ownership of the BVF Shares, except to the extent of their respective pecuniary interests.



                    The Information in Items 1 and 5 through 11 on the cover pages of this Amendment No. 1 to Schedule 13G is hereby incorporated by reference.

                    Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                    (a)   Amount beneficially owned: _______________.

                    (b)   Percent of class: _____________.

                    (c)   Number of shares as to which the person has:

                          (i)   Sole power to vote or to direct the vote ______.

                          (ii)  Shared power to vote or to direct
                                the vote _________.

                          (iii) Sole power to dispose or to direct the
                                disposition of __________.

                          (iv) Shared power to dispose or to direct the disposition of _____________.

ITEM 5.             OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                    Not Applicable.

ITEM 6.             OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                    PERSON:

                    Not Applicable.

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CUSIP No.                                13G                 Page 10 of 12 Pages
----------------                                             -------------------


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                    Not Applicable.

ITEM 8.             IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                    Not Applicable.

ITEM 9.             NOTICE OF DISSOLUTION OF GROUP

                    Not Applicable.

ITEM 10.            CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as participant in any transaction having that purpose or effect.

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CUSIP No.                                13G                 Page 11 of 12 Pages
----------------                                             -------------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 13, 2006

                          BIOMEDICAL VALUE FUND, L.P.


                          Signature:        /s/ Dr. Jeffrey R. Jay, M.D.
                                            ------------------------------------
                                            By Great Point GP, LLC,
                                             as general partner,
                                            By Dr. Jeffrey R. Jay, M.D.,
                                             as senior managing member

                          GREAT POINT GP, LLC


                          Signature:        /s/ Dr. Jeffrey R. Jay, M.D.
                                            ------------------------------------
                                            By Dr. Jeffrey R. Jay, M.D.
                                              as senior managing member

                          BIOMEDICAL OFFSHORE VALUE FUND, LTD.


                          Signature:        /s/ Dr. Jeffrey R. Jay, M.D.
                                            ------------------------------------
                                            By Great Point Partners, LLC,
                                             as investment manager,
                                            By Dr. Jeffrey R. Jay, M.D.,
                                             as senior managing member

                          GREAT POINT PARTNERS, LLC


                          Signature:        /s/ Dr. Jeffrey R. Jay, M.D.
                                            ------------------------------------
                                            By Dr. Jeffrey R. Jay, M.D.,
                                             as senior managing member

                          DR. JEFFREY R. JAY, M.D.

                          Signature:        /s/ Dr. Jeffrey R. Jay, M.D.
                                            ------------------------------------

                                                                       EXHIBIT A


              AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13G


The undersigned hereby agree as follows:

         (i) Each of them is individually eligible to use the Schedule 13G to which this Exhibit is attached, and such Schedule 13G is filed on behalf of each of them; and

         (ii)     Each of them is  responsible  for the  timely  filing  of such
Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Date:  February 13, 2006

                          BIOMEDICAL VALUE FUND, L.P.


                          Signature:        /s/ Dr. Jeffrey R. Jay, M.D.
                                            ------------------------------------
                                            By Great Point GP, LLC,
                                             as general partner,
                                            By Dr. Jeffrey R. Jay, M.D.,
                                             as senior managing member

                          GREAT POINT GP, LLC


                          Signature:        /s/ Dr. Jeffrey R. Jay, M.D.
                                            ------------------------------------
                                            By Dr. Jeffrey R. Jay, M.D.
                                              as senior managing member

                          BIOMEDICAL OFFSHORE VALUE FUND, LTD.


                          Signature:        /s/ Dr. Jeffrey R. Jay, M.D.
                                            ------------------------------------
                                            By Great Point Partners, LLC,
                                             as investment manager,
                                            By Dr. Jeffrey R. Jay, M.D.,
                                             as senior managing member

                          GREAT POINT PARTNERS, LLC


                          Signature:        /s/ Dr. Jeffrey R. Jay, M.D.
                                            ------------------------------------
                                            By Dr. Jeffrey R. Jay, M.D.,
                                             as senior managing member

                          DR. JEFFREY R. JAY, M.D.

                          Signature:        /s/ Dr. Jeffrey R. Jay, M.D.
                                            ------------------------------------